Exhibit 10.2





                            PATENT LICENSE AGREEMENT




                                     between



                       LUCENT TECHNOLOGIES GRL CORPORATION



                                       and



                               COMDIAL CORPORATION




                         Effective as of January 1, 2000





                   Relating to Business Communication Systems

                            PATENT LICENSE AGREEMENT

                                TABLE OF CONTENTS


ARTICLE I - GRANTS OF LICENSES

1.01         Grant
1.02         Duration
1.03         Scope
1.04         Ability to Provide Licenses
1.05         Joint Inventions
1.06         Publicity

ARTICLE II - ROYALTY AND PAYMENTS

2.01         Royalty Calculation
2.02         Records and Adjustments
2.03         Reports and Payments

ARTICLE III - TERMINATION

3.01         Term
3.02         Breach
3.03         Voluntary Termination
3.04         Survival

ARTICLE IV - MISCELLANEOUS PROVISIONS

4.01         Disclaimer
4.02         Assignability
4.03         Addresses
4.04         Taxes
4.05         Choice of Law
4.06         Integration
4.07         Outside the United States
4.08         Dispute Resolution
4.09     Releases
4.10     Severability
4.11     Modification

APPENDIX A - DEFINITIONS
APPENDIX B - CUSTOMER RELATIONSHIP MANAGEMENT PATENTS

                            PATENT LICENSE AGREEMENT



This Patent License  Agreement  ("Agreement") is between the following  Parties:
LUCENT TECHNOLOGIES GRL CORPORATION, a Delaware corporation ("LUCENT-GRL"), having an office at Suite 105, 14645 N.W. 77th Avenue, Miami Lakes, Florida 33014, and COMDIAL CORPORATION, a Delaware corporation ("COMDIAL"), having an office at 1180 Seminole Trail, Charlottesville, Virginia 22906. This Agreement is effective on January 1, 2000 (the "Effective Date"). The Parties agree as follows:*


                                    ARTICLE I

                               GRANTS OF LICENSES

1.01 Grant

(a) LUCENT-GRL grants to COMDIAL under LUCENT-GRL's PATENTS personal, worldwide, nonexclusive and non-transferable (except as otherwise provided for in Section 4.02) licenses for:

                                LICENSED PRODUCTS

The licenses granted to COMDIAL under this Agreement do not include any licenses for VOICE PROCESSING PRODUCTS, SPECIALIZED.

(b) COMDIAL grants to LUCENT-GRL under COMDIAL's PATENTS personal, nonexclusive, worldwide, royalty-free and non-transferable (except as otherwise provided for in Section 4.02) licenses for:

                                LICENSED PRODUCTS

1.02  Duration

All licenses  granted herein under any patent shall terminate at the earlier of:
(i) termination of such licenses pursuant to Article III; or (ii) the expiration of the entire unexpired term of such patent. However, upon commencement of the LIMITED PERIOD or at the time of earliest filing specified in the definition of LUCENT-GRL's PATENTS or COMDIAL's PATENTS (as the case may be), the grantor has no rights, or less than full rights, with respect to any of its patents included



--------
  *Any term in capital letters which is defined in the APPENDIX A - DEFINITIONS shall have the meaning specified therein.

within such definition, the license granted herein under such patent shall be for as much of such term as, and to the maximum extent that, the grantor has the right to grant, subsequent to commencement of the LIMITED PERIOD, at or after such time of earliest filing.

1.03  Scope

(a) The licenses granted herein are licenses to (i) make, have made, use, lease, sell and import LICENSED PRODUCTS; (ii) make, have made, use and import machines, tools, materials and other instrumentalities, insofar as such machines, tools, materials and other instrumentalities are involved in or incidental to the development, manufacture, testing or repair of LICENSED PRODUCTS which are or have been made, used, leased, owned, sold or imported by the grantee of such license; and (iii) convey to any CUSTOMER of the grantee, with respect to any LICENSED PRODUCT which is sold or leased by such grantee to such CUSTOMER, rights to use and resell such LICENSED PRODUCTS as sold or leased by such grantee (whether or not as part of a larger combination); provided, however, that no rights may be conveyed to NON END-USER CUSTOMERS with respect to any invention which covers (1) a combination of such LICENSED PRODUCT (as sold or leased) with any other product unless the LICENSED PRODUCT embodies a significant portion of the invention and the LICENSED PRODUCT has a fair market value of at least seventy-five percent (75%) of the total fair market value of the combination as resold by such a NON END-USER CUSTOMER, (2) a method or process which is other than the inherent use of such LICENSED PRODUCT itself (as sold or leased), or (3) a method or process involving the use of a LICENSED PRODUCT to manufacture (including associated testing) any other product.

(b) Except as otherwise expressly provided in this Agreement, licenses granted herein are not to be construed either (i) as consent by the grantor to any act which may be performed by the grantee, or (ii) to include licenses to contributorily infringe or induce infringement under U.S. law or a foreign equivalent thereof.

(c) Except as otherwise expressly provided in Section 4.02(c) of this Agreement, the grant of each license by the grantor hereunder includes the right to grant sublicenses within the scope of such license to a Party's RELATED COMPANIES for so long as they remain its RELATED COMPANIES. Any such sublicense may be made effective retroactively, but not prior to the Effective Date hereof, nor prior to the sublicensees becoming a RELATED COMPANY of such Party.

(d) Notwithstanding Section 1.03(c), no right is given to COMDIAL, without the written consent of LUCENT-GRL, to grant a sublicense to a RELATED COMPANY of COMDIAL under certain or all of LUCENT-GRL'S PATENTS, if said RELATED COMPANY was a licensee under said certain or all LUCENT-GRL'S PATENTS for LICENSED PRODUCTS at any time within a two (2)-year period prior to said company becoming a RELATED COMPANY unless, however, said RELATED COMPANY ceased to be such a licensee solely due to the termination of the relevant license agreement by lapse of time (as opposed to voluntary termination or termination by breach).

1.04  Ability to Provide Licenses

(a) It is recognized that certain actions of the Parties to this Agreement may limit their ability to provide licenses hereunder without constituting a breach. In particular, (i) prior to the earliest filing of a patent application disclosing an invention of a Party or its RELATED COMPANY, such Party or RELATED COMPANY may assign to a third party the title to patents on such invention, or
(ii) prior to the execution of this Agreement, a Party or its RELATED COMPANY may have limited by contract its ability to provide licenses hereunder with respect to certain patents or technologies.

(b) A Party's failure to meet any obligation hereunder, due to the assignment of title to any invention or patent, or the granting of any licenses, to the United States Government or any agency or designee thereof pursuant to a statute or regulation of, or contract with, such Government or agency, shall not constitute a breach of this Agreement.

(c) Each Party represents and warrants that it has all rights (or rights from third parties) necessary to enter into this Agreement and the power to grant the rights described in this Agreement.

(d) Either Party may submit to the other Party no more than two (2) inquiries in writing per calendar year, each inquiry requesting whether up to ten (10) specifically identified patents fall within the definitions of this Agreement. The Party to whom such an inquiry is submitted shall, within twenty (20) business days, respond in writing as to whether each identified patent is included within COMDIAL's PATENTS (if the recipient of the inquiry is COMDIAL) or LUCENT-GRL's PATENTS (if the recipient of the inquiry is LUCENT-GRL).

1.05  Joint Inventions

(a) There are countries (not including the United States) which require the express consent of all inventors or their assignees to the grant of licenses or rights under patents issued in such countries for joint inventions.

(b) Each Party shall give such consent, or shall obtain such consent from its RELATED COMPANIES, its employees or employees of any of its RELATED COMPANIES, as required to make full and effective any such licenses and rights respecting any joint invention granted to the grantee hereunder by such Party and by another licensor of such grantee.

(c) Each Party shall take steps which are reasonable under the circumstances to obtain from third parties whatever other consents are necessary to make full and effective such licenses and rights respecting any joint invention purported to be granted by it hereunder. If, in spite of such reasonable efforts, such Party is unable to obtain the requisite consents from such third parties, the resulting inability of such Party to make full and effective its purported grant of such licenses and rights shall not be considered to be a breach of this Agreement.

1.06  Publicity

Nothing in this Agreement shall be construed as conferring upon either Party or its RELATED COMPANIES or sublicensees any right to include in advertising, packaging or other commercial activities related to a LICENSED PRODUCT, any reference to the other Party (or any of its RELATED COMPANIES or sublicensees), its trade names, trademarks or service marks in a manner which would be likely to cause confusion or to indicate that such LICENSED PRODUCT is in any way certified by the other Party hereto or its RELATED COMPANIES or sublicensees.


                                   ARTICLE II

                              ROYALTY AND PAYMENTS

2.01  Royalty Calculation

(a) In part payment for the grant of rights hereunder by LUCENT-GRL to COMDIAL and in addition to the fees specified in Section 2.01(b), COMDIAL shall pay to LUCENT-GRL a non-refundable sum of six hundred fifty thousand United States dollars (U.S. $650,000.00) of which only one hundred fifty thousand United States dollars (U.S. $150,000.00) is creditable with respect to royalties owed under Sections 2.01(b) and 2.03(b) for the calendar year 2000. This payment is due to LUCENT-GRL prior to thirty (30) days after the EXECUTION DATE.

(b) In partial consideration for the licenses and rights exchanged herein for the LUCENT-GRL'S PATENTS and for the convenience of the Parties, COMDIAL has elected to and shall pay to LUCENT-GRL in United States dollars for each calendar year beginning January 1, 2000, a royalty amount calculated at a royalty rate of three hundred seventy-five thousandths of one percent (0.375%) of the consolidated sales of COMDIAL and its RELATED COMPANIES ("Consolidated Sales") during such calendar year (or portion thereof) during which this Agreement is in effect, as reported in its Form 10-K for such calendar year filed with the Securities and Exchange Commission ("SEC"). As an example, Consolidated Sales for the year 1998 as reported in the SEC Form 10K-405 filed on March 24, 1999 were one hundred twenty-eight million nine hundred seventy-seven thousand U.S. dollars ($128,977,000.00 U.S.). Obligations to pay accrued royalties shall survive termination of licenses and rights pursuant to
Article III.

(c) When a company ceases to be a RELATED COMPANY of COMDIAL, royalties which have accrued with respect to such company, but which have not been paid, shall become payable with COMDIAL's next scheduled royalty payment.

(d) Notwithstanding any other provisions hereunder, royalties shall accrue and be payable only to the extent that enforcement of COMDIAL's obligation to pay such royalty would not be prohibited by applicable law.

2.02  Records and Adjustments

(a) LUCENT-GRL will credit to COMDIAL the amount of any overpayment of royalties made in error which is identified and fully explained in a written notice to LUCENT-GRL delivered within two (2) years after the due date of the payment which included such alleged overpayment, provided that LUCENT-GRL is able to verify the existence and extent of the overpayment.

(b) No refund, credit or other adjustment of royalty payments shall be made by LUCENT-GRL except as provided in this Section 2.02. Rights conferred by this
Section 2.02 shall not be affected by any statement appearing on any check or other document, except to the extent that any such right is expressly waived or surrendered by a Party having such right and signing such statement.

(c) Upon termination of this Agreement or of all the rights and licenses granted to COMDIAL herein, accrued royalties shall be paid within thirty (30) days of the date of termination. LUCENT-GRL shall have the right through its accredited auditors to make an examination, during normal business hours, of those records that are, under recognized accounting practices, used in the preparation of SEC filings and that bear upon the amount of royalty payable hereunder. Adjustment shall be made within sixty (60) days of the completion of such audit to compensate for any errors or omissions disclosed by such examination. If the adjustment, if any, reflects an underpayment by COMDIAL in excess of ten percent (10%) of the amount of royalty payable as determined by such auditors, COMDIAL shall pay the costs of such audit. Otherwise, the audit shall be at LUCENT-GRL's expense.

2.03  Reports and Payments

(a) COMDIAL shall furnish to LUCENT-GRL, simultaneously with its filing with the SEC, a copy of each Form 10-Q and each Form 10-K filed during the term of this Agreement. Such copy shall be sent by first class mail, postage prepaid, to LUCENT-GRL at the address specified in Section 4.03.

(b) The annual royalty amount set forth in Section 2.01(b) shall accrue upon the recognition of revenues by COMDIAL and/or any of its RELATED COMPANIES for transactions that would be included in Consolidated Sales and shall be payable quarterly. Such quarterly royalty amount shall be paid by COMDIAL in United States dollars to LUCENT-GRL at the address specified in Section 4.03 on or before the date on which COMDIAL files with the SEC its quarterly report on Form 10-Q (as to the first three (3) quarters of each calendar year) and its annual report as to the last quarter of each calendar year, beginning with the Form 10-Q filed by COMDIAL with respect to the second quarter of the calendar year 2000. For the first three (3) quarters of each calendar year, such quarterly royalty amount shall be calculated at a royalty rate of three hundred seventy-five thousandths of one percent (0.375%) of the Consolidated Sales during such quarter, as reported in the respective Form 10-Q filed by COMDIAL with the SEC for such quarter. For the fourth quarter of each calendar year, such quarterly royalty amount shall be an amount equal to a royalty rate of three hundred seventy-five thousandths of one percent (0.375%) of the Consolidated Sales during such calendar year, as reported in the respective Form 10-K filed by COMDIAL with the SEC, less the quarterly royalty payments made for the prior three (3) quarters of that calendar year. However, the Parties agree that for their convenience the quarterly royalty payment for the first quarter of calendar year 2000 shall be one hundred fifty thousand United States dollars ($150,000.00 U.S.).

(c) Any conversion to United States dollars shall be at the prevailing rate for bank cable transfers as quoted for the last day of such quarterly period by leading United States banks in New York City dealing in the foreign exchange market.

(d) Overdue payments hereunder shall be subject to a late payment charge for the period of time such payment is delinquent calculated at an annual rate of one percentage point (1%) over the prime rate or successive prime rates in effect in New York City during delinquency. If the amount of such charge exceeds the maximum permitted by law, such charge shall be reduced to such maximum.


                                   ARTICLE III

                                   TERMINATION

3.01  Term

This Agreement shall terminate upon termination of the LIMITED PERIOD unless otherwise terminated pursuant to this Article III. Any partial termination of rights under this Article III will not affect payments due under Section 2.01.

3.02  Breach

In the event of a breach of this Agreement by either Party, the other Party may, in addition to any other remedies that it may have, at any time terminate any or all licenses and rights granted by it hereunder by not less than two (2) months written notice specifying such breach, unless within the period of such notice all breaches specified therein shall have been remedied. Exercise of the right of either Party to terminate any or all rights and licenses pursuant to this
Section 3.02 shall be subject to challenge in accordance with Section 4.08, in which case the effectiveness of such termination shall be suspended (and the Parties' obligations shall continue) until determined by the Dispute Resolution process provided for in Section 4.08 provided, however, that should the breaching Party fail to meet its royalty obligations, such termination shall be effective as of such prior written notice of breach.

3.03  Voluntary Termination

By written notice to the other Party, either Party may voluntarily terminate all or a specified portion of the licenses and rights granted to it hereunder. Such notice shall specify the effective date (not more than six (6) months from the giving of said notice) of such termination and shall clearly specify any affected patent, invention or product.

3.04  Survival

(a) If a company ceases to be a RELATED COMPANY of a Party, licenses and rights granted hereunder with respect to patents of such company that are included in LUCENT-GRL's PATENTS or COMDIAL's PATENTS (as the case may be) shall not be affected by such cessation.

(b) Any termination of licenses and rights of a Party under the provisions of this Article III shall not affect such Party's licenses, rights and obligations with respect to any LICENSED PRODUCT made prior to such termination, and shall not affect the other Party's licenses and rights (and obligations related thereto) hereunder.


                                   ARTICLE IV

                            MISCELLANEOUS PROVISIONS

4.01  Disclaimer

Neither Party nor any of its RELATED COMPANIES makes any representations, extends any warranties of any kind, assumes any responsibility or obligations whatever, or confers any right or license by implication, estoppel or otherwise, other than the licenses, rights and warranties herein expressly granted.

4.02  Assignability

(a) Each Party has entered into this Agreement in contemplation of personal performance by the other Party and it is each Party's intention that a transfer of its grantee's licenses or rights not occur, except as provided for in this
Section 4.02, without the grantor's express written consent.

(b) Except as otherwise provided for in this Agreement, neither this Agreement nor any licenses or rights hereunder, in whole or in part, shall be assignable or transferable by either Party (by operation of law or otherwise) without the other Party's express written consent. Any such purported assignment or transfer of this Agreement or licenses or rights hereunder by either Party without the other Party's necessary consent shall be void (without affecting any other licenses or rights hereunder).

(c) Notwithstanding Sections 4.02(a) and (b), any or all of LUCENT-GRL's rights, title and interest in this Agreement and any or all licenses and rights granted to it hereunder may be assigned without COMDIAL's consent to any of its RELATED COMPANIES at any time and for any reason or to SPINCO (before or after its divestiture from Lucent Technologies Inc.) or to any successor to all or a portion of its business that is the subject matter of this Agreement. If LUCENT-GRL so assigns its rights, the terms of this Agreement shall remain the same and be enforceable by COMDIAL. If Lucent Technologies Inc. divests a portion of its business and such divested business continues operation as a separately identifiable business, then the licenses granted hereunder to LUCENT-GRL may be sublicensed to such divested separate business without the consent of COMDIAL, but only (i) until the termination of this Agreement pursuant to Article III; (ii) to the extent and for the time the divested business functions as a separately identifiable business, and (iii) for products and services of the kind provided by the divested business prior to its divestiture and not to any products or services of any entity which acquires the divested business. This Section 4.02(c) shall apply regardless of whether the business is divested by a sale of assets or as a sale of a legal entity (e.g., sale of a RELATED COMPANY). The sublicensing rights specified herein shall include any business whose acquisition is after the Effective Date of this Agreement, provided the acquisition of such business was not a sham for the purpose of extending rights to the acquired (and then divested) business. In particular, the licenses granted hereunder to LUCENT-GRL shall be, solely at LUCENT-GRL's option, sublicensed to SPINCO upon its divestiture from Lucent Technologies Inc. provided, however, that the sublicense to SPINCO will not include those ones of COMDIAL's PATENTS that issue on any application filed (except those applications having a priority date prior to the EXECUTION DATE) in any or all countries of the world at any time subsequent to the EXECUTION DATE.

(d) Notwithstanding Sections 4.02(a) and (b), COMDIAL may assign all of its rights (except as provided herein) and obligations existing or arising under this Agreement to any successor to all or a portion of its business that is the subject matter of this Agreement as the result of an acquisition or merger, with no further right to assign, which successor shall thereafter be deemed substituted for, and in lieu of, COMDIAL as a Party hereto, subject to written acceptance by the assignee, provided that COMDIAL may so assign upon written notice to LUCENT-GRL if: (i) LUCENT-GRL determines that such assignment, if made, or anticipation of such assignment, would have or had no effect on a license arrangement between itself and such successor (or any entities relating to such successor) in effect at any time within a two (2)-year period prior to such assignment, (ii) only products made by or for COMDIAL prior to the acquisition or merger will be licensed under this Agreement and not products of the acquiring entity, except those products of the acquiring entity, its parent company, and such parent company's other SUBSIDIARIES that are equivalent to those products made by or for COMDIAL prior to such acquisition or merger, and
(iii) solely for purposes of Section 1.05(b), 1.06, 3.04(a), and the definition of COMDIAL's PATENTS, RELATED COMPANIES of COMDIAL shall be deemed to include any parent company of which the acquiring entity is a SUBSIDIARY and such parent company's other SUBSIDIARIES as of the effective date of the assignment. If COMDIAL so assigns its rights, the terms of this Agreement shall remain the same and be enforceable by LUCENT-GRL. The rights so assigned by COMDIAL will not include any and all rights and licenses under CUSTOMER RELATIONSHIP MANAGEMENT PATENTS granted to COMDIAL pursuant to this Agreement.

(e) In the event that COMDIAL assigns such rights and obligations to any acquiring entity pursuant to Section 4.02(d) ("Assignee"), the provisions of Sections 2.01(b), 2.02(c) and 2.03(a) and (b) shall not apply and shall be replaced with the following provisions. The term "Reportable Product" shall mean
(i) any COMDIAL product identical to or equivalent to products whose sale was included in Consolidated Sales prior to such acquisition or merger and (ii) any product of the Assignee, of its RELATED COMPANIES, of any parent company of which the Assignee is a SUBSIDIARY, and of such parent company's other SUBSIDIARIES, that is equivalent to any such COMDIAL product, whether or not such a product meets the definition of LICENSED PRODUCT. The term "Assignee Gross Revenues" shall mean those gross revenues recognized for any and all Reportable Products.

       2.01(b) For the licenses and rights exchanged herein under LUCENT-GRL'S PATENTS and for the convenience of the Parties, Assignee has elected to and shall pay to LUCENT-GRL in United States Dollars a sum calculated at a royalty rate of three hundred seventy-five thousandths of one percent (0.375%) applied to quarterly Assignee Gross Revenues recognized for each quarterly period during which this Agreement is effective for any time, beginning with the quarterly period during which the assignment of this Agreement by COMDIAL to Assignee occurs. Royalty shall accrue upon the invoicing of the sale or lease for any and all such Reportable Products. Upon termination of this Agreement or of all the rights and licenses granted to COMDIAL herein, accrued royalties shall be paid within thirty
       (30) days of the date of termination.

       2.02(c) Assignee shall keep full, clear and accurate records with respect to Assignee Gross Revenues and shall furnish any information which LUCENT-GRL may reasonably prescribe from time to time to enable LUCENT-GRL to ascertain the proper royalty due hereunder. Assignee shall retain such records with respect to Assignee Gross Revenues for at least seven (7) years from the invoicing of the sale or lease for any and all such Reportable Products. LUCENT-GRL shall have the right through its accredited auditors to make an examination, during normal business hours, of all records and accounts bearing upon the amount of royalty payable to it hereunder. Adjustment shall be made within sixty (60) days of the completion of such audit to compensate for any errors or omissions disclosed by such examination. If the adjustment, if any, reflects an underpayment by COMDIAL in excess of ten percent (10%) of the amount of royalty payable as determined by such auditors, COMDIAL shall pay the costs of such audit. Otherwise, the audit shall be at LUCENT-GRL's expense.

       2.03(a) Within thirty (30) days after the end of each quarterly period ending on March 31st, June 30th, September 30th, or December 31st during which this Agreement is effective for any time, commencing with the quarterly period during which the assignment of this Agreement by COMDIAL to Assignee occurs, Assignee shall furnish to LUCENT-GRL at the address specified in Section 4.03 a statement certified by a responsible official of Assignee showing, in a manner acceptable to LUCENT-GRL, Assignee Gross Revenues.

       2.03(b) Within such thirty (30) days, Assignee shall pay in United States dollars to LUCENT-GRL at the address specified in Section 4.03 the royalties payable in accordance with such statement.

4.03  Addresses

(a) Any notice or other communication hereunder shall be sufficiently given to COMDIAL when sent by certified mail addressed to Comdial Corporation, 1180 Seminole Trail, Charlottesville, Virginia 22906, Attention: President, with a copy to Robert E. Stroud, c/o McGuire, Woods, Battle & Boothe LLP, Court Square Building, 310 Fourth Street, N.E., Suite 300, Charlottesville, Virginia 22902 or to LUCENT-GRL when sent by certified mail addressed to Contract Administrator, Intellectual Property Organization, Lucent Technologies GRL Corporation, Suite 105, 14645 N.W. 77th Avenue, Miami Lakes, Florida 33014, United States of America. Changes in such addresses may be specified by written notice.

(b) Payments by COMDIAL shall be made to LUCENT-GRL at Lucent Technologies GRL Corporation, General Post Office, P.O. Box 6219, New York, New York, 10087-6219, United States of America. Alternatively, payments to LUCENT-GRL may be made by bank wire transfers to LUCENT-GRL's account at Chase Manhattan Bank: Lucent Technologies GRL Corporation, Account No. 323857752, Swift Code: CHASUS33, ABA
Code: 021000021. Changes in such address or account may be specified by written notice.

4.04  Taxes

(a) In anticipation of payments being received from a U.S. corporation and under current law as of the Effective Date, the Parties do not contemplate that any taxes (except income taxes), duties, levies, or similar charges will be imposed as a result of the existence or operation of this Agreement. However, in the event such charges are imposed, COMDIAL agrees that it shall bear all such charges (and any related interest and penalties), however designated, imposed as a result of the existence or operation of this Agreement, except (i) any tax imposed upon LUCENT-GRL in a jurisdiction other than the United States if such tax is allowable as a credit against the United States income taxes of LUCENT-GRL; and (ii) any net income tax imposed upon LUCENT-GRL by the United States or any governmental entity within the United States (the fifty (50) states and the District of Columbia). In order for the exception contained in
(i) to apply, COMDIAL must furnish LUCENT-GRL with evidence issued by the taxing authority in such jurisdiction that such tax has been paid. The evidence must be furnished within thirty (30) days of issuance by the taxing authority and must be sufficient to satisfy United States taxing authorities that such tax has been paid.

(b) If COMDIAL is required to bear a tax, duty, levy or similar charge pursuant to Section 4.04(a) above, COMDIAL shall pay such tax, duty, levy or similar charge and any additional amounts as are necessary to ensure that the net amounts received by LUCENT-GRL hereunder after all such payments or withholdings equal the amounts to which LUCENT-GRL is otherwise entitled under this Agreement as if such tax, duty, levy or similar charge did not apply.

4.05  Choice of Law

The Parties are familiar with the principles of New York law, and desire and agree that the law of New York (exclusive of its conflict of laws provision) shall apply in any dispute arising with respect to this Agreement.

4.06  Integration

This Agreement, together with a letter of assurance by Lucent Technologies Inc. and a letter of assurance by COMDIAL, set forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions between them. However, the Parties agree that nothing herein or in such letters of assurance is intended to bind Lucent Technologies Inc. in any manner, except as to the truth of the statements in its such letter. Lucent Technologies Inc. has no obligations or duties pursuant to the letters of assurance, this Agreement, and the subject matter hereof. Neither of the Parties shall be bound by any warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or in a writing signed with or subsequent to execution hereof by an authorized representative of the Party to be bound thereby.

4.07  Outside the United States

(a)  There are  countries  in which the owner of an  invention  is  entitled  to compensation, damages or other monetary award for another's unlicensed manufacture, sale, lease, use or importation involving such invention prior to the date of issuance of a patent for such invention but on or after a certain earlier date, hereinafter referred to as the invention's "protection commencement date" (e.g., the date of publication of allowed claims or the date of publication or "laying open" of the filed patent application). In some instances, other conditions precedent must also be fulfilled (e.g., knowledge or actual notification of the filed patent application). The Parties agree that (i) an invention which has a protection commencement date in any such country may be used in such country pursuant to the terms of this Agreement on and after any such date, and (ii) all such conditions precedent are deemed satisfied by this Agreement. There may be countries in which a Party hereto may have, as a consequence of this Agreement, rights against infringers of the other Party's patents licensed hereunder. Each Party hereby waives any such right it may have by reason of any third party's infringement or alleged infringement of such patents.

(b) COMDIAL hereby agrees to register or cause to be registered, to the extent required by applicable law, and without expense to LUCENT-GRL or any of its RELATED COMPANIES, any agreements wherein sublicenses are granted by it under LUCENT-GRL's PATENTS. COMDIAL hereby waives any and all claims or defenses, arising by virtue of the absence of such registration, that might otherwise limit or affect its obligations to LUCENT-GRL.

(c) LUCENT-GRL hereby agrees to register or cause to be registered, to the extent required by applicable law, and without expense to COMDIAL or any of its RELATED COMPANIES, any agreements wherein sublicenses are granted by it under COMDIAL'S PATENTS. LUCENT-GRL hereby waives any and all claims or defenses, arising by virtue of the absence of such registration, that might otherwise limit or affect its obligations to COMDIAL.

4.08  Dispute Resolution

(a) If a dispute arises out of or relates to this Agreement, or the breach, termination or validity thereof, the Parties agree to submit the dispute to a sole mediator selected by the Parties or, at any time at the option of a Party, to mediation by the American Arbitration Association ("AAA"). If not thus resolved, it shall be referred to a sole arbitrator selected by the Parties within thirty (30) days of the mediation, or in the absence of such selection, to AAA arbitration which shall be governed by the Federal Arbitration Act.

(b) Any award made (i) shall be a bare award limited to a holding for or against a Party and affording such remedy as is deemed equitable, just and within the scope of the Agreement; (ii) shall be without findings as to issues (including but not limited to patent validity and/or infringement) or a statement of the reasoning on which the award rests; (iii) may in appropriate circumstances (other than patent disputes) include injunctive relief; (iv) shall be made within four (4) months of the appointment of the arbitrator; (v) may be entered in any court; and (vi) shall be binding.

(c) The requirement for mediation and arbitration shall not be deemed a waiver of any right of termination under this Agreement but the exercise of such right is subject to the provisions of Section 3.02. The arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the Parties prior to any such termination.

(d) The arbitrator shall be knowledgeable in the legal and technical aspects of this Agreement and shall determine issues of arbitrability but may not limit, expand or otherwise modify the terms of this Agreement.

(e)    The place of mediation and arbitration shall be Washington, D.C.

(f) Each Party shall bear its own expenses, except those related to the compensation and expenses of the mediator and arbitrator which shall be borne equally.

(g) A request by a Party to a court for interim measures shall not be deemed a waiver of the obligation to mediate and arbitrate.

(h) The arbitrator shall not have authority to award punitive or other damages in excess of compensatory damages and each Party irrevocably waives any claim thereto.

(i) The Parties, their representatives, other participants and the mediator and arbitrator shall hold the existence, content and result of mediation and arbitration in confidence.

4.09  Releases

(a) Subject to Section 4.09(c) and to the receipt by LUCENT-GRL of the payment by COMDIAL pursuant to Section 2.01(a), LUCENT-GRL, for itself and for its present RELATED COMPANIES (i.e., RELATED COMPANIES as of the Effective Date), hereby releases COMDIAL and its present RELATED COMPANIES, all of the present and former officers and directors of COMDIAL and its present RELATED COMPANIES, and all CUSTOMERS under any claim that solely LUCENT-GRL or any of its present RELATED COMPANIES has for patent infringement arising prior to the Effective Date for which the rights and licenses expressly granted under this Agreement to COMDIAL and its present RELATED COMPANIES would be a complete defense to such claim had this Agreement been in effect at the time such patent infringement arose.

(b) Subject to Section 4.09(c), COMDIAL, for itself and for its present RELATED COMPANIES, hereby releases LUCENT-GRL and its present RELATED COMPANIES, all of the present and former officers and directors of LUCENT-GRL and its present RELATED COMPANIES, and all CUSTOMERS under any claim that solely COMDIAL or any of its present RELATED COMPANIES has for patent infringement arising prior to the Effective Date for which the rights and licenses expressly granted under this Agreement to LUCENT-GRL and its present RELATED COMPANIES would be a complete defense to such claim had this Agreement been in effect at the time such patent infringement arose. For the purposes of this Section 4.09(b), RELATED COMPANIES of LUCENT-GRL also includes Lucent Technologies Inc. and its SUBSIDARIES as they formerly existed as part of AT&T Corp.

(c) The releases in Sections 4.09(a) and (b) shall not operate to release any CUSTOMER of COMDIAL or any of its RELATED COMPANIES who is a party to any lawsuit involving allegations of patent infringement, patent invalidity or patent unenforceability in which LUCENT-GRL or any of its RELATED COMPANIES is an adverse party as of two weeks prior to the EXECUTION DATE.

4.10  Severability

If any paragraph or provision of this Agreement shall be deemed void or invalid as a matter of law, the remaining paragraphs or provisions of this Agreement shall nevertheless remain in full force and effect and be interpreted to the extent possible to effect the overall intention of the Parties at the EXECUTION DATE of this Agreement.

4.11  Modification

This Agreement may not be amended, modified or altered in any way, except in a writing identified as such and signed by both Parties hereto.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed in duplicate originals by its duly authorized representatives on the respective dates entered below.



             LUCENT TECHNOLOGIES GRL CORPORATION



             By:   /s/ G. G. Partlow
                -------------------------------
                       G. G. Partlow
                        Chairman of the Board


             Date:          March 17, 2000
                   --------------------------------






             COMDIAL CORPORATION


             By:         /s/ William G. Mustain
                   --------------------------------------

             Name:       William G. Mustain
                   --------------------------------------


             Title:      Chairman/President/CEO
                   --------------------------------------

             Date:    March 22, 2000
                   --------------------







              THIS AGREEMENT DOES NOT BIND OR OBLIGATE EITHER PARTY
                IN ANY MANNER UNLESS DULY EXECUTED BY AUTHORIZED
                        REPRESENTATIVES OF BOTH PARTIES.